Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2007

MILWAUKEE, January 18, 2007/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced second quarter fiscal 2007 consolidated net sales of $423.1 million and a consolidated net loss of $5.9 million or $.12 per diluted share. The second quarter of fiscal 2006 had consolidated net sales of $574.3 million and net income of $21.8 million or $.42 per diluted share. The $151.2 million, or 26%, decrease in consolidated net sales was primarily due to two factors. Unit shipments were lower due to reduced generator sales as compared to the prior year when landed hurricanes had contributed to higher demand. Also, we experienced a delay in shipments to lawn and garden engine customers who have chosen to assemble product closer to the selling season. The $27.7 million decrease in consolidated net income reflects the impact of both lower sales and production volumes in both reporting segments, offset by lower expenses related to engineering, selling and administrative activities.

For the first six months of fiscal 2007, the Company had consolidated net sales of $761.3 million and a consolidated net loss of $23.9 million or $.48 per diluted share. For the same period a year ago, consolidated net sales were $1.086 billion and consolidated net income was $26.5 million or $.51 per diluted share. The decline in the first six month’s consolidated net sales of the $324.7 million, or 30%, was primarily attributable to lower shipments resulting from the same factors mentioned above for the second fiscal quarter. The $50.4 million decrease in consolidated net income primarily reflects the significant decline in unit shipments and production volume in both reporting segments, partially offset by planned reductions in engineering, selling and administrative expenses.

Engines:

Fiscal 2007 second quarter net sales were $279.0 million versus $380.8 million for the same period a year ago, a decrease of 27%. The decrease resulted from a 30% decrease in engine unit shipments between quarters. Sales for the first half of fiscal 2007 were $468.6 million versus $666.3 million in the prior year, a 30% reduction. The decrease resulted from a 33% decrease in engine unit shipments between years. Engine unit shipment reductions in the quarter were the result of lower demand for generator engines and deferral of demand for engines for lawn and garden equipment. Last year demand for generator engines was strong due to significant landed hurricanes which were absent this year. Manufacturers of lawn equipment have chosen to assemble closer to the spring selling season and consequently our expected shipments have shifted into the last half of our fiscal year.

Income from operations for the second quarter of fiscal 2007 was $6.0 million, down $29.7 million from the same period a year ago. The major reasons for the decrease in income from operations were the loss of margins due to lower sales ($33 million) and the reduction in margins resulting from a 20% decrease in production activity ($8 million). Margin declines were offset by a reduction in operating expenses ($11 million), which were primarily reductions in professional services.

The loss from operations for the first half of fiscal 2007 was $18.1 million, a decline in income from operations of $62.6 million from the same period a year ago. The major reasons for the decrease in income from operations were the loss of margins due to lower sales ($63 million) and the reduction in margins resulting from a 16% decrease in production activity ($12 million). Margin declines were offset by reductions in operating expenses ($13 million), related to professional services and employee related costs.

Power Products:

Fiscal 2007 second quarter net sales were $170.4 million, an $86.3 million decrease from the same period a year ago. Approximately 60% of the decrease in net sales was related to a 60% decline in portable generator sales caused by the lack of landed hurricanes in the first and second quarters of fiscal 2007. The remainder of the decrease was primarily due to a reduction in shipments of consumer lawn and garden equipment. Fiscal 2006 included sales to retailers from the bankrupt Murray operation that we acquired in February 2005. The wind-down of this operation was completed in fiscal 2006 and accordingly, fiscal 2007 sales for Murray products have dropped significantly.

Net sales for the first six months of fiscal 2007 were $357.3 million, a $200.0 million decrease over the same period a year ago. Similar to the second fiscal quarter, approximately half of the decrease in net sales was related to a 53% decline in portable generator sales caused by the lack of landed hurricanes and the remainder of the decrease was primarily due to a reduction in shipments of consumer lawn and garden equipment for the same reasons mentioned for the quarter.

The loss from operations for the second quarter of fiscal 2007 was $4.0 million, a decline in income from operations of $9.5 million from the same period a year ago. The decrease in income from operations was the result of significantly lower portable generator sales and production activity and increased costs for raw materials and components for product that was produced.

The loss from operations for the first six months of fiscal 2007 was $1.2 million, a decline in income from operations of $6.9 million from the same period a year ago. The majority of the decrease in income from operations was the result of the same factors mentioned for the quarter. The margin decline from those factors was partially offset by reduced expenses that totaled $10.7 million in the prior year related to the wind down of Murray operations.

General:

Interest expense was higher in the second quarter of fiscal 2007 due to increases in variable interest rates between years. The second quarter and year to date fiscal 2007 effective tax rates are at 30% and 33%, respectively, versus the 35% used in both comparable periods last year.

Other Matters:

We continue to evaluate and make changes to our manufacturing footprint. Location, capacity, flexibility, product demand and costs are all factors that are considered to optimize our global manufacturing operations. As a result of this effort:

•	In December 2006, we began assembly of engines for walk behind lawnmowers in the Czech Republic. We believe this assembly plant will allow us to better serve the entire European market by addressing delivery and flexibility needs in this market similar to how we have addressed these issues for customers in the United States. This plant will also help us address a capacity constraint we have experienced on walk behind engines in past years.

•	We are establishing a manufacturing facility in Newbern, Tennessee. This plant will produce end products for our Power Products Segment. The plant will allow us to continue implementing our strategy of focused factories to achieve low cost through improved operating efficiency and improved supply chain through the close proximity of this plant to two of our engine operations. Equipping the facility is expected to cost between $18 and $22 million and it is projected to be operational for fiscal 2008.

•	We are evaluating the future direction of our Rolla, Missouri plant. With the success of our ramp up of our China operations and the continued cost pressures from the market and cost increases imposed by government regulations, we must continually evaluate our manufacturing operations in the United States. There are several alternatives being considered for this operation. We plan to make a decision by the end of this fiscal year.

Outlook:

Our forecast continues to assume that the lawn and garden market will be flat in the spring of 2007. However, current information about our placement in the European market for the upcoming lawn and garden season, what appears to be a soft snow thrower sales season due to limited snow fall and further reductions in our projections of the potential generator market make us believe we may ship 2% to 3% fewer engines than we had anticipated. This reduces our current sales forecast for the Engines Segment to approximately $1.51 billion. The reduced sales projection also causes us to lower our production output to address the reduced demand forecast. This loss of production volume will increase our operating costs and reduce our efficiency as we experience lower utilization of our fixed costs at several plants. The impact of reduced sales and production volumes results in an income from operations projection in the range of $76 to $85 million for the Engines Segment for fiscal 2007.

Our fiscal 2007 projections for the Power Products Segment now reflect a further fall-off in spring generator needs, a higher mix of lower margined pressure washer product and softer demand for snow product due to what we believe will be a poor snow season. We now estimate that the Power Products Segment sales will be $1.03 billion and income from operations in the range of $46 to $51 million.

We forecast interest expense and other income for fiscal 2007 to be $43.0 million and $14.0 million, respectively. The effective tax rate for the full year is projected to be in a range from 32% to 34%. The current forecast results in consolidated net income for fiscal 2007 in the range of $62 to $72 million or $1.24 to $1.44 per diluted share.

Net income for the second half of fiscal 2007 is projected to be in the range of $86 to $96 million or $1.72 to $1.92 per diluted share. We are providing projections for the second half of the fiscal year because we feel lawn and garden equipment manufacturers will schedule more of their production closer to the selling season which could cause some shifting of engine shipments between our fiscal third and fourth quarters.

The Company will host a conference call at 10:00 AM (EST) on January 18, 2007 to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The access code will be 1023082.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products of production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2006	2005	2006	2005
NET SALES	$423,059	$574,313	$761,308	$1,086,022
COST OF GOODS SOLD	355,695	456,961	649,582	887,362

Gross Profit on Sales	67,364	117,352	111,726	198,660

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	64,853	78,722	131,174	148,999

Income from Operations	2,511	38,630	(19,448)	49,661

INTEREST EXPENSE	(11,829)	(11,305)	(20,866)	(21,333)
OTHER INCOME, Net	921	6,223	4,378	12,487

Income before Provision for Income Taxes	(8,397)	33,548	(35,936)	40,815

PROVISION FOR INCOME TAXES	(2,487)	11,730	(11,988)	14,270

Net Income (Loss)	$(5,910)	$21,818	$(23,948)	$26,545

Average Shares Outstanding	50,583	51,695	49,983	51,714

BASIC EARNINGS (LOSS) PER SHARE	$(0.12)	$0.42	$(0.48)	$0.51

Diluted Average Shares Outstanding	50,583	52,066	49,983	52,093

DILUTED EARNINGS (LOSS) PER SHARE	$(0.12)	$0.42	$(0.48)	$0.51

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2006	2005	2006	2005
NET SALES:
Engines	$279,018	$380,844	$468,614	$666,273
Power Products	170,406	256,666	357,293	557,273
Inter-Segment Eliminations	(26,365)	(63,197)	(64,599)	(137,524)

Total*	$423,059	$574,313	$761,308	$1,086,022

*Includes international sales of	$182,808	$150,067	$294,220	$265,604

GROSS PROFIT ON SALES:
Engines	$53,428	$93,505	$78,127	$153,189
Power Products	13,477	26,470	33,730	45,974
Inter-Segment Eliminations	459	(2,623)	(131)	(503)

Total	$67,364	$117,352	$111,726	$198,660

INCOME (LOSS) FROM OPERATIONS:
Engines	$6,030	$35,701	$(18,092)	$44,468
Power Products	(3,978)	5,552	(1,225)	5,696
Inter-Segment Eliminations	459	(2,623)	(131)	(503)

Total	$2,511	$38,630	$(19,448)	$49,661

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2006	2005
CURRENT ASSETS:
Cash and Cash Equivalents	$36,593	$39,759
Accounts Receivable, Net	306,473	467,248
Inventories	777,404	644,840
Deferred Income Tax Asset	61,632	94,719
Other	24,554	29,029

Total Current Assets	1,206,656	1,275,595

OTHER ASSETS:
Goodwill	251,885	253,663
Investments	46,781	47,879
Prepaid Pension	79,995	—
Deferred Loan Costs, Net	3,722	5,223
Other Intangible Assets, Net	93,506	95,520
Other Long-Term Assets, Net	7,283	27,046

Total Other Assets	483,172	429,331

PLANT AND EQUIPMENT:
At Cost	1,032,868	1,018,825
Less - Accumulated Depreciation	605,361	578,477

Plant and Equipment, Net	427,507	440,348

	$2,117,335	$2,145,274

CURRENT LIABILITIES:
Accounts Payable	$152,916	$149,278
Short-Term Borrowings	273,514	138,060
Current Maturity on Long-Term Debt	81,056	40,000
Accrued Liabilities	179,209	201,335

Total Current Liabilities	686,695	528,673

OTHER LIABILITIES:
Deferred Income Tax Liability	101,742	106,900
Accrued Pension Cost	26,868	53,304
Accrued Employee Benefits	16,400	15,687
Accrued Postretirement Health Care Obligation	82,716	80,811
Other Long-Term Liabilities	2,895	15,778
Long-Term Debt	302,630	441,754

Total Other Liabilities	533,251	714,234

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	72,303	61,318
Retained Earnings	1,038,408	1,030,172
Accumulated Other Comprehensive Income (Loss)	3,702	(45,836)
Treasury Stock, at Cost	(217,024)	(143,287)

Total Shareholders’ Investment	897,389	902,367

	$2,117,335	$2,145,274

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(23,948)	$26,545
Depreciation and Amortization	36,410	38,373
(Gain) Loss on Disposition of Plant and Equipment	174	(5,402)
Provision for Deferred Income Taxes	(4,728)	(9,362)
Increase in Accounts Receivable	(32,971)	(106,462)
Increase in Inventories	(215,389)	(175,175)
(Increase) Decrease in Other Current Assets	10,515	(1,254)
Decrease in Accounts Payable and Accrued Liabilities	(13,231)	(3,477)
Stock Compensation Expense	4,896	4,385
Other, Net	(2,921)	3,901

Net Cash Used in Operating Activities	(241,193)	(227,928)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(29,866)	(34,354)
Proceeds Received on Disposition of Plant and Equipment	442	10,696
Investment in Joint Venture	—	(900)
Refund of Cash Paid for Acquisition	—	6,347

Net Cash Used in Investing Activities	(29,424)	(18,211)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	270,040	132,617
Dividends	(11,267)	(11,379)
Stock Option Exercise Proceeds and Tax Benefits	750	2,418
Treasury Stock Purchases	(48,232)	—

Net Cash Provided by Financing Activities	211,291	123,656

EFFECT OF EXCHANGE RATE CHANGES	828	669

NET DECREASE IN CASH AND CASH EQUIVALENTS	(58,498)	(121,814)
CASH AND CASH EQUIVALENTS, Beginning	95,091	161,573

CASH AND CASH EQUIVALENTS, Ending	$36,593	$39,759